Exhibit 5.1

11 South Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

October 26, 2021

Finward Bancorp
9204 Columbia Avenue
Munster, Indiana 46321

Ladies and Gentlemen:

We have acted as legal counsel to Finward Bancorp, an Indiana corporation (the “Company”), in connection with the Agreement and Plan of Merger dated July 28, 2021 (the “Agreement”) between the Company and Royal Financial, Inc., a Delaware corporation (“Royal Financial”).  You have requested our opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with respect to the issuance of up to 803,120 shares of the Company’s common stock, without par value (the “Shares”), in connection with the merger of Royal Financial with and into the Company.

We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances.  Based on that examination and investigation, it is our opinion that the Shares are duly authorized and will be, when sold in the manner described in the Registration Statement (including all Exhibits thereto), validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We consent to the use of our name under the captions “The Merger – Background of the Merger,” “Material Federal Income Tax Consequences,” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is furnished by us in accordance with the requirement of Item 601(b)(5) of Securities and Exchange Commission Regulation S-K.

Very truly yours,

/s/ BARNES & THORNBURG LLP
BARNES & THORNBURG LLP